CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post Effective Amendment No. 35 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 15, 1997, relating to the financial statements and the financial highlights appearing in the October 31, 1997 Annual Reports to Shareholders of the John Hancock Global Fund, John Hancock International Fund, John Hancock Short-Term Strategic Income Fund, John Hancock Special Opportunities Fund, and the John Hancock World Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and under the heading "Independent Auditors" in the Statements of Additional Information.




/s/Price Waterhouse LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
March 13, 1998